Exhibit 10.54
FIRST AMENDMENT TO AQUA AMERICA, INC.
SUPPLEMENTAL PENSION BENEFIT PLAN
FOR SALARIED EMPLOYEES
(As Amended and Restated Effective January 1, 2008)
WHEREAS, Aqua America, Inc. (the “Company”) maintains the Aqua America, Inc. Supplemental Pension Benefit Plan for Salaried Employees (the “Plan”) for the benefit of a select group of management and highly compensated employees; and
WHEREAS, the Company desires to amend the Plan to increase the benefit payable to a Surviving Spouse;
NOW, THEREFORE, effective as of the date set forth below, Section 1.16 of the Plan is hereby amended to read as follows:
1.16 “Surviving Spouse Benefit” means the survivor annuity payable to the Surviving Spouse determined as if the Participant had retired on the later of the day prior to his death or on the date of his earliest retirement age (having survived to such date), with an immediate joint and survivor annuity. The survivor annuity percentage shall be 75% with respect to Participants in Part A of the Retirement Plan and 50% with respect to Participants in Part C of the Retirement Plan. A Surviving Spouse Benefit shall be determined in the form of a single life annuity (based on such survivor annuity) for the life of the Surviving Spouse commencing on the later of the Participant’s date of death or earliest retirement age. Earliest retirement age shall have the same meaning as under the Retirement Plan.
IN WITNESS WHEREOF, Aqua America, Inc. has caused this Amendment to be duly executed, under seal, this 10th day of December, 2009.

AQUA AMERICA, INC.

Maria Gordiany	By:	Roy H. Stahl

Assistant Secretary		Chief Administrative Officer, General Counsel and Secretary
[Corporate Seal]